UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2004

WORLDGATE COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25755	23-2866697
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3190 Tremont Avenue, Trevose, Pennsylvania 19053
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 354-5100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01.              Entry into a Material Definitive Agreement.

On November 18, 2004 the Company was notified by GMAC Mortgage Corporation (“GMAC”) that GMAC agreed to amend the lease for the Company’s Trevose, PA corporate headquarters facility (the “Amendment).  GMAC is the successor in interest to 3190 T Associates, L.P., the Company’s prior landlord for this facility.  As previously indicated by the Company, it had been in negotiations with GMAC to limit the Company’s lease liability for this facility.  Pursuant to the terms of this amendment, the Company paid $112,509 to GMAC in full satisfaction of all rent due and owing under the lease and accordingly is no longer in default under the terms and conditions of its lease.  The Company and GMAC agreed to finalize within 30 days an amount due to GMAC for certain past operating costs.  The Amendment further reduces the Company’s future lease obligations both in terms of the amount of space occupied as well as the term of the lease consistent with its current space requirements.  The Amendment allows either party to terminate the lease on 90 days prior written notice.  The Company believes that the Amendment provides it with the flexibility needed to explore alternative facility strategies and to take advantage of the currently favorable market conditions for office space.  The Company is considering the available options including remaining at its current facility and multiple alternatives for other office space.

Through September 30, 2004 the Company had accrued $785,000 of expenses associated with its now satisfied obligation under the previously existing lease.  The Company believes that the operating expenses due to GMAC will not be significant and that in the fourth quarter of 2004 the Company will reverse the remaining balance of the accrued expenses.

Item 9.01.                                              Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired:  None

(b)           Pro Forma Financial Information:  None

(c)           Exhibits:  None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLDGATE COMMUNICATIONS, INC.

	By:	/s/ Randall J. Gort
		Name:	Randall J. Gort
		Title:	Secretary

Date: November 23, 2004